Exhibit 99.87

Press Release
Available for Immediate Publication: April 29, 2010

First National Bank of Northern California Reports First Quarter 2010 Earnings of $0.25 Per Diluted Share

Source: FNB Bancorp (CA) (Bulletin Board: FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California, today announced net earnings available to common shareholders for the first quarter of 2010 of $792,000 or $0.25 per diluted share, compared to a net operating loss of $(1,205,000) or $(0.38) per diluted share for the first quarter of 2009. Dividend payments on the preferred shares outstanding were made as required by the Treasury Department’s Capital Purchase Program during the first quarters of 2010 and 2009. Total consolidated assets as of March 31, 2010 were $723,566,000 compared to $661,191,000 as of March 31, 2009. Deposit growth during the first quarter of 2010 totaled $24,622,000 or 4.1% above yearend levels. Our net loan totals declined by $8,485,000 or 1.4% during the first quarter of 2010 which led to an increase in cash, cash equivalents and securities available for sale of $23,914,000 or 14.9% and a decrease in Federal Home Loan Bank advances of $10,000,000 or 40% during the quarter.

During the first quarter of 2010, the Bank completed the modification of a single large construction loan whereby the bank received a principal reduction of $1,416,000 and recorded a charge-off of approximately $1,003,000 for financial reporting purposes. Management believes that the Bank will ultimately collect this entire loan balance.

“Over the last 15 months, the majority of the Bank’s charge-off activity has been related to our land development and construction loans, which are a component of the commercial real estate (“CRE”) segment of our loan portfolio. Management has performed stress tests on our CRE portfolio, and based on the results of these tests, management believes that the Bank could sustain a significant decrease in CRE valuations without having to recognize a significant addition to our provision for loan losses. Our nonperforming assets are expected to continue to decline during the second quarter of 2010. New loan production volumes are also expected to remain low until such time as local real estate values improve, economic activity increases, and unemployment rates decline. Reviews of our entire loan portfolio are ongoing to ensure that our allowance for loan losses is adequate to absorb any anticipated losses that might be contained within our loan portfolio,” stated CEO Tom McGraw.

Financial Highlights: First Quarter, 2010	Three months	Three months
	ended	ended
Consolidated Statements of Earnings	March 31,	March 31,
(in ‘000s except earnings per share amounts)	2010	2009

Interest income	$8,660	$8,911
Interest expense	1,700	2,319
Net interest income	6,960	6,592
Provision for loan losses	(250)	(2,140)
Noninterest income	1,100	1,349
Noninterest expense	6,538	7,420
Interest before income taxes	1,272	(1,619)
Provision for income taxes	(268)	430
Net earnings (loss)	1,004	(1,189)
Dividends and discount accretion on preferred stock	(212)	(16)
Net earnings (loss) available to common shareholders	$792	$(1,205)

Basic earnings per share	$0.25	$(0.38)
Diluted earnings per share	$0.25	$(0.38)

Average assets	$727,122	$658,199
Average equity	$79,421	$73,098
Return on average assets	0.44%	(0.72)%
Return on average equity	3.99%	(6.51)%
Efficiency ratio	81%	93%
Net interest margin (taxable equivalent)	4.69%	4.52%
Average shares outstanding	3,182	3,182
Average diluted shares outstanding	3,190	3,182

Financial Highlights: First Quarter, 2010
	As of	As of
Consolidated Balance Sheets	March 31,	March 31,
(in ‘000s)	2010	2009

Assets:
Cash and cash equivalents	$69,371	$29,471
Securities available for sale	114,584	91,711
Loans, net	485,864	490,910
Premises, equipment and leasehold improvements	11,823	12,737
Other real estate owned	7,058	5,655
Goodwill	1,841	1,841
Other assets	33,025	28,866
Total assets	$723,566	$661,191

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$182,639	$171,697
Savings and money market	317,650	206,390
Time	123,297	137,983
Total deposits	623,586	516,070
Federal Home Loan Bank advances	15,000	60,000
Accrued expenses and other liabilities	5,436	6,680
Total liabilities	644,022	582,750
Stockholders’ equity	79,544	78,441
Total liab. and stockholders’ equity	$723,566	$661,191

Other Financial Information

Allowance for loan losses	$9,096	$8,726
Nonperforming assets	$25,263	$18,018
Total gross loans	$494,960	$499,636

“We are committed to the continued use of conservative underwriting standards as we help meet the credit needs of our customers. We are also working on new product delivery channels, including online account opening, to make your banking experience easy and convenient. Our capital levels remain significantly above minimum levels required to be considered “well capitalized” by regulatory definitions,” continued Mr. McGraw.

“During the first quarter of 2010, we improved our profitability and the strength of our balance sheet. While profitability levels are still not where we would like them to be, they are better than many of our peers. We have conservatively positioned the Bank so that we will be able to take advantage of any market opportunities that become available and to grow the Bank as the health of the economy allows. We continue to lend and are actively seeking new loan and deposit customers who want a local, community bank that knows and understands them. Our commitment is to our customers, our shareholders, and the communities we serve. Providing for our customers’ financial needs is what we do, in both good times and bad,” stated Mr. McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.